UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Waddell & Reed Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0261715
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6300 Lamar Avenue Overland Park, Kansas	66202
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:               (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:  None.

EXPLANATORY NOTE

This Form 8-A/A is filed by Waddell & Reed Financial, Inc. (the “Company”) to reflect the expiration of the rights to purchase one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $1.00 per share (the “Rights”) registered on the Form 8-A filed by the Company on April 10, 2009 with the Securities and Exchange Commission and subsequently amended by the Form 8-A/A filed by the Company on July 26, 2016.

Item 1.                                 Description of Registrant’s Securities to be Registered.

On February 15, 2018, the Company entered into a second amendment (the “Second Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of April 8, 2009, as amended by the First Amendment to Rights Agreement, dated July 26, 2016 between the Company and Computershare Trust Company, N.A, as rights agent.  The Second Amendment accelerated the expiration of the Rights from 5:00 P.M., New York City time, on April 28, 2019 to 5:00 P.M., New York City time, on February 15, 2018, and had the effect of terminating the Rights Agreement. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, a copy of which is attached as Exhibit 4.3 and is incorporated herein by reference.

Item 2.                                 Exhibits.

4.1

Rights Agreement, dated as of April  8, 2009, between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A., including all exhibits thereto (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, File No. 333-43687, filed with the Securities and Exchange Commission on April 10, 2009).

4.2

First Amendment to Rights Agreement, dated as of July 22, 2016, between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, File No. 001-13913, filed with the Securities and Exchange Commission on July 26, 2016).

4.3

Second Amendment to Rights Agreement, dated as of February 15, 2018, between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, File No. 001-13913, filed with the Securities and Exchange Commission on February 20, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Waddell & Reed Financial, Inc.

	By:	/s/ Wendy J. Hills
		Name:	Wendy J. Hills
		Title:	Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Date: February 20, 2018